Exhibit 99.1

Media Contact:

Gregory Belloni, (408) 658-1018

gregory.belloni@seagate.com

Investor Relations Contact:

Shanye Hudson, (408) 658-1863

shanye.hudson@seagate.com

Seagate Hosts Financial Analyst Event and Updates Fiscal First Quarter 2020 Guidance

Hosting Analyst Day Tomorrow in New York City

Q1 FY2020 non-GAAP diluted earnings per share (EPS) Outlook Updated to Reflect Change in Useful Life for Capital Equipment

Cupertino, CA—September 18, 2019—Seagate Technology plc (NASDAQ: STX) will host a financial analyst meeting in New York City tomorrow, Thursday, September 19, 2019 starting at 9:00 a.m. Eastern time, which will be available to the public via a live video webcast.

At the meeting, members of Seagate’s executive team will discuss the significant and growing storage total addressable market and how the Company is well positioned to capture growth opportunities over the coming years. As part of its presentation, Seagate will provide information on its target long-term financial model.

“As a storage industry leader, Seagate is well positioned to capitalize on growth opportunities driven by the insatiable demand for data and we look forward to sharing our future outlook with the investment community,” said Dave Mosley, Seagate’s chief executive officer. “We are paving the way on data storage innovation, including increasing areal density and scaling performance with capacity to deliver lower total cost of ownership for our customers. Our expertise in manufacturing, technology and systems architecture have resulted in a comprehensive product platform capable of addressing both current and future storage demands. We remain confident that we will be able to sustainably invest in the business and drive long-term value for our shareholders.”

Business Outlook

The Company is also updating its fiscal first quarter of 2020 non-GAAP diluted EPS guidance that it previously issued on August 2, 2019. Management now expects non-GAAP diluted EPS in the range of $0.99 plus or minus 5%, which is up from $0.90 plus or minus 5%. This update solely reflects the impact of a change in the estimated useful lives of Seagate’s capital equipment, primarily associated with the manufacturing of the Company’s products, from a range of three to five years to a range of three to seven years. The estimated impact of this change reduces depreciation expense by approximately $25 million, or $0.09 per diluted share, in our first fiscal quarter.

Our outlook for the first fiscal quarter is based on our current assumptions and expectations; actual results may differ materially, as a result of, among other things, the important factors discussed in the Cautionary Note Regarding Forward-Looking Statements section of this release.

The updated guidance regarding non-GAAP diluted EPS excludes known charges primarily related to losses recognized on the early redemption and repurchase of debt, estimated share-based compensation expenses and amortization of acquired intangible assets of approximately $0.26 per diluted share, $0.10 per diluted share of which is related to estimated share-based compensation expenses. Management reiterated its fiscal first quarter of 2020 revenue outlook of $2.55 billion plus or minus 5%.

We have not reconciled our non-GAAP diluted EPS to the most directly comparable GAAP measure because material items that may impact these measures are out of our control and/or cannot be reasonably predicted including, but not limited to, accelerated depreciation, impairment, and other charges related to cost saving efforts, restructuring charges, strategic investment losses or impairment recognized, income tax adjustments on these measures, and other charges or benefits that may arise. The amounts of these measures are not currently available, but may be material to future results. A reconciliation of the non-GAAP diluted EPS to the corresponding GAAP measures is not available without unreasonable effort.

Analyst Day Webcast

Seagate will host its analyst day on Thursday, September 19, 2019 at the Lotte New York Palace Hotel in New York City. Presentations by members of Seagate’s executive team will begin at 9:00 a.m. Eastern time and conclude at approximately 12:30 p.m. Eastern time.

A live video webcast will be accessible from Seagate’s Investor Relations website at investors.seagate.com. Following the event, a replay will be made available at the same location and archived for approximately one year.

About Seagate

Seagate creates space for the human experience by innovating how data is stored, shared and used. Learn more at investors.seagate.com.

Seagate and Seagate Technology are registered trademarks of Seagate Technology LLC.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about the Company’s updating of its fiscal first quarter of 2020 non-GAAP diluted EPS guidance. These statements identify prospective information and may include words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “should,” “may,” “will,” or the negative of these words, variations of these words and comparable terminology. These forward-looking statements are based on information available to the Company as of the date of this document and are based on management’s current views and assumptions. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties, and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control and may pose a risk to the Company’s operating and financial condition. Such risks and uncertainties include, but are not limited to: changes in market demand and the effects of the highly competitive markets in which we compete; changes in technology; market acceptance of new products; consolidation trends in the data storage industry; the Company’s ability to successfully qualify, manufacture and sell its storage products in increasing volumes on a cost-effective basis and with acceptable quality; the Company’s ability to generate sufficient cash flows from operations and investments in order to meet our liquidity requirements; the impact of trade barriers, such as import/export duties and restrictions, tariffs and quotas, imposed by the U.S. or other countries in which the Company conducts business; and the evolving legal, regulatory, and administrative climate in the international markets where the Company operates, including changes in regulations relating to privacy and protection of data and environmental matters. Information concerning risks, uncertainties and other factors that could cause results to differ materially from the expectations described in this document is contained in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on August 2, 2019, the “Risk Factors” section of which is incorporated into this document by reference, and other documents filed with or furnished to the SEC. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, except as required by applicable law.